                                                                          Ex 3.1

                        AMENDED AND RESTATED AGREEMENT OF
                               LIMITED PARTNERSHIP
                  OF UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD.

     THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF UNIVERSAL
CITY DEVELOPMENT PARTNERS, LTD. (the "Agreement") a Florida limited partnership
(the "Partnership") is made and entered into as of June 5, 2002, by and between two Florida general partnerships, Universal City Florida Holding Co. II
("Holding II"), in its capacity as the sole general partner of the Partnership and Universal City Florida Holding Co.I ("Holding I"), in its capacity as the sole limited partner of the Partnership. Additional parties to this Agreement, in their individual capacities, are the following entities:

         A. The five constituents of Holding II, namely Blackstone UTP Capital
Partners L.P., a Delaware limited partnership ("Blackstone UTP"), Blackstone UTP
Capital Partners A L.P., a Delaware limited partnership ("Blackstone UTP A"),
Blackstone UTP Offshore Capital Partners L.P., a Cayman Islands exempted limited partnership ("Blackstone Offshore"), and Blackstone Family Media Partnership III
L.P., a Delaware limited partnership ("Blackstone FMP" and, together with
Blackstone Offshore, Blackstone UTP A, and Blackstone UTP, the "Blackstone
Partners") and Universal City Property Management II LLC, a Delaware limited liability company ("UniCo") which was formed upon the conversion of Universal
City Property Management Company II, a Delaware corporation in connection with the Transaction (defined below); and

         B. The five constituents of Holding I, namely the Blackstone Partners and UniCo, as successor to Universal City Property Management Company, a
Delaware corporation which merged with and into UniCo in connection with the
Transaction (defined below); and

         C. Universal Studios, Inc., a Delaware corporation ("Universal Parent")
that, immediately prior to the Merger (as defined below), through a series of conveyances (collectively, the "Transaction"), transferred its interest in UniCo to USI Entertainment, Inc. ("USIE") which shall, on or about April 24, 2002, convey such interest to Vivendi Universal Entertainment LLLP, a Delaware limited liability limited partnership ("VUE"). After consummation of the transaction,
VUE will directly or indirectly own all of the membership interests in UniCo.
Universal Parent now owns all of the outstanding shares of USI Entertainment,
Inc., a Delaware corporation that is the sole general partner of, and on consummation of the Transaction will be the owner of an approximately 93%
partnership interest in VUE. For purposes of this Agreement, as between USIE or
VUE, the owner of the member's interest in UniCo shall be referred to as the
"UniCo Parent."

         The entities, other than Holding II and Holding I, named in clauses A,
B and C above, are not partners in the Partnership. In addition, notwithstanding anything to the contrary contained in this Agreement, in no event shall the entities, other than Holding II and Holding I, named in clauses A, B and C above, any Representative (as defined in Subsection 11(a)), or the Manager (as defined in Subsection 11(d)), be considered a partner of the Partnership by agreement, estoppel, as a result of the performance of its duties, or otherwise.

                                   WITNESSETH

         WHEREAS, Universal Parent and UniCo Parent are diversified international companies directly and indirectly engaged in the production and distribution of theatrical motion pictures and television product, non-theatrical film activities, merchandising and publishing of film properties, other business activities, and operation of the Universal Studios Tour in Los
Angeles, California; and

         WHEREAS, the Blackstone Partners were organized for the purpose of acquiring and owning partnership interests in Holding II and in Holding I; and

         WHEREAS, the Blackstone Partners are affiliates of Blackstone Capital
Partners III Merchant Banking Fund, L.P. and its affiliates ("Blackstone
Parent"); and

         WHEREAS, Holding I is the sole limited partner of Universal City
Development Partners, LP, a Delaware limited partnership ("UCDP-DEL") and
Holding II is the sole general partner of UCDP-DEL; and

         WHEREAS, Holding I is the sole limited partner of the Partnership and
Holding II is the sole general partner of the Partnership; and

         WHEREAS, Holding I and Holding II desired to merge UCDP-DEL and the
Partnership (the "Merger"), with the Partnership being the surviving partnership pursuant to that certain Agreement and Plan of Merger, dated April 30, 2002 (the
"Plan"); and

         WHEREAS, in connection with the Merger, the partners desire to amend and restate the Limited Partnership Agreement of the Partnership to be effective as of the Effective Time of the Merger as set forth in the Plan; and

         WHEREAS, UCDP-DEL owns a project ("Project 1") consisting of a motion picture and television themed tourist attraction ("Gate 1"), sound stages and a motion picture and television studio (the "Studio") and related activities; and

         WHEREAS, Project 1, together with support facilities such as access roads and water courses, is located on a site ("Project 1 Site") consisting of approximately 148.2 acres; and

         WHEREAS, UCDP-DEL owns a project ("Project 2") consisting of a gated themed tourist attraction ("Gate 2"), a retail commercial development known as
City Walk, and additional land which may be developed for hotels, restaurants, offices, commercial facilities and recreational facilities; and

         WHEREAS, the land comprising Project 1 and Project 2 is hereinafter referred to as the "Master Site" and consists of approximately 821.02 acres located in the Orlando, Florida area and known as "Universal Orlando", and the
Master Site (including any improvements now or hereafter located on any portion thereof) is sometimes referred to as the "Combined Project"; and

         WHEREAS, Project 1 was developed and operated by a general partnership organized under the laws of the State of Florida known as Universal City Florida
Partners ("UCFP"); the date of

                                        2

January 1, 1987 was denominated as the commencement date for UCFP and said date is hereinafter sometimes referred to as the "Project 1 Commencement Date"; and

         WHEREAS, Project 2 was developed and operated by a general partnership organized under the laws of the State of Florida known as Universal City
Development Partners ("UCDP"); the date of August 14, 1995 was denominated as the commencement date for UCDP and said date is hereinafter sometimes referred to as the "Project 2 Commencement Date"; and

         WHEREAS, the parties have determined to operate the Combined Project through one entity upon consummation of the Merger which is this Partnership;
and

         WHEREAS, since its formation, UCDP-DEL has operated the Combined
Project; and

         WHEREAS, the constituents of Holding II and Holding I as well as
Universal Parent have entered into an Amended and Restated Partners' Agreement dated as of July 27, 2000 and amended as of the date hereof (the "Partners'
Agreement"); and

         WHEREAS, Holding II, Holding I, and this Partnership are hereinafter sometimes referred to as "Related Partnerships".

         NOW, THEREFORE, it is agreed by and between the parties hereto as follows:

             1. Effective Date: Partnership Name: Partners: Initial
Capitalization: Agent: Purpose; Representation. This Agreement becomes effective on June 5, 2002 (the "Effective Date"). Holding II and Holding I (each a
"Partner" and collectively, the "Partners") hereby continue the Partnership as a limited partnership under and pursuant to this Agreement and the provisions of the Florida Revised Uniform Limited Partnership Act (1986), F.S.ss.620.101, et
seq., as amended from time to time (the "Act"), and agree -- --- that the rights, duties and liabilities of the Partners shall be as provided in the Act, except as otherwise provided this Agreement.

               (a) The name of the Partnership is Universal City Development
Partners, Ltd.

               (b) Holding II is the sole general partner of the Partnership.
The business address of Holding II is c/o Universal Orlando, 1000 Universal
Studios Plaza, Orlando, Florida 32819.

               (c) Holding I is the sole limited partner of the Partnership. The business address of Holding I is c/o Universal Orlando, 1000 Universal Studios
Plaza, Orlando, Florida 32819.

               (d) The registered agent for service of process on the
Partnership in the state of Florida is CT Corporation System. The address of the registered agent of the Partnership in the state of Florida is 1200 South Pine
Island Road, Plantation, Florida 33324 and the address for the registered office of the Partnership in the state of Florida is 1000 Universal Studios Plaza,
Orlando, Florida 32819.

                                        3

               (e) The purpose of the Partnership shall be to own, develop, operate, dispose of and derive profit from both Project 1 and Project 2, which shall be operated on an integrated basis, and to carry on any business relating thereto or arising therefrom, and anything incidental or necessary thereto.

               (f) The Partnership, and Holding II on behalf of the Partnership, may perform the Credit Agreement (as defined in Section 7 below) and any other agreements described therein or contemplated thereby and any amendments thereto without any further act, vote or approval of any person or entity, including any
Partner, notwithstanding any other provision of this Agreement. Holding II is hereby authorized to enter into the agreements described in the preceding sentence on behalf of the Partnership, but such authorization shall not be deemed a restriction on the authority of Holding II.

             2. License to use "Universal". UniCo hereby (if applicable)
licenses and shall cause to be licensed to the Partnership the right to use
"Universal" as the name of the Master Site on a non-exclusive basis and at no cost to the Partnership; this license shall not limit or impair Universal
Parent's, UniCo Parent's (or their respective affiliates') rights in said word;
Universal Parent, UniCo Parent and their respective affiliates shall be free to use (and license others to use) "Universal." Unless consented to by the entity or entities licensing to the Partnership the right to use "Universal" (or their successors), the word "Universal" shall cease to be used with respect to the
Master Site after a period of 30 months from the date when, regardless of the reason (i) UniCo is no longer a wholly-owned subsidiary of Universal Parent,
UniCo Parent or any of their respective affiliates; or (ii) neither UniCo, UniCo
Parent nor Universal Parent, nor any wholly owned subsidiary (regardless of tier) of UniCo Parent or Universal Parent, nor any buyer or transferee in connection with the sale or transfer of all or substantially all the assets of
UniCo Parent or Universal Parent, is a partner in the Partnership or is a partner in a partnership which is a partner in the Partnership. Unless consented to by the entity or entities licensing to the Partnership the right to use
"Universal' (or their successors), the word "Universal" shall also cease to be used with respect respectively to Project I and/or Project 2 after a period of
30 months from the date when, regardless of the reason, the Partnership ceases to be the owner respectively of Project 1 and/or Project 2. During any 30 month period referred to above in this Section 2, UniCo, UniCo Parent, Universal
Parent, and their affiliates shall have such limited rights as are reasonably required by them in order to protect their trademark and tradename interests in the name "Universal". To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless the entity(ies) which grant the right to use the name "Universal" to the Partnership with respect to third party claims arising out of the Partnership's use thereof. Except as provided above, Holding
II shall have no interest in "Universal" other than as a Partner and shall have no right to convey any interest therein, nor shall the Blackstone Partners have any such interest or right.

             3. Principal Place of Business. The principal place of business of the Partnership shall be Orlando, Florida, or at such other places as Holding II shall designate.

             4. Term. The term of the Partnership as a Florida limited
partnership began as of the date the initial Certificate of Limited Partnership of the Partnership was filed with the Department of State of the state of
Florida and shall be indefinite in duration, subject to the provisions for dissolution hereinafter set forth and as provided in the Act; provided, that as a result of and effective upon the Merger, the Partnership has assumed all of the rights, responsibilities, obligations and liabilities of UCDP-DEL. No
Partner shall terminate the Partnership or seek a

dissolution of the Partnership, except in both cases under circumstances expressly authorized elsewhere in this Agreement. The existence of the
Partnership as a separate legal entity shall continue until its termination in accordance with the provisions of this Agreement.

             5. Non-Waiver of Rights. This Agreement shall not constitute a termination, waiver, release, abandonment or surrender of any rights which may have accrued in favor of the Partnership (including its predecessors) or in favor of the Blackstone Partners or UniCo prior to the date hereof; such rights and claims thereunder shall remain in existence despite the execution and delivery of this Agreement and none of such entities shall be estopped from asserting any such rights or claims as a result of the execution of this
Agreement. The preceding provisions of this Section 5 shall not be construed to revive any rights or claims which were it not for this Agreement would have been deemed to have been terminated, waived, released, abandoned or surrendered.

             6. Limitation on Holding I. Except as expressly specified in this
Agreement, Holding I shall have no right to participate in the management or control of the Partnership or to act on behalf of the Partnership or to bind the
Partnership. Holding II acting alone shall have the exclusive right to manage and control the Partnership and shall have all of the rights and powers of a general partner under the Act, and without derogating from the generality of the foregoing, Holding II acting alone, may execute all documents, instruments, and agreements on behalf of, and bind, the Partnership and no party shall have any duty to inquire as to the power or authority to execute and deliver any document on behalf of Partnership.

             7. Loan Arrangements. Pursuant to the Amended and Restated Credit
Agreement, dated as of November 5, 1999 by and between UCDP-DEL, the lending institutions identified therein and Morgan Guaranty Trust Company of New York, as agent, as amended by Amendment No. 1 thereto dated as of July 27, 2000,
Amendment No. 2 thereto dated as of December 19, 2001 and Amendment No. 3 thereto dated as of March 25, 2002 (the "Credit Agreement"), the Partnership, as
debtor, is subject to certain obligations and restrictions. If the Partnership enters into loan arrangements which are different than the Credit Agreement, the
Partners agree to act reasonably to amend those provisions of this Agreement which were drafted to reflect the Credit Agreement so as to reflect the other loan.

             8. Proprietary Rights.

             (a) The term "Applicable Period" means the period during which all of the conditions specified in this sentence exist: the Partnership continues, and UniCo Parent or Universal Parent (or any of their respective affiliates) is a partner in Holding II or is a partner in a partnership which is a partner in
Holding II, and the Partnership owns Gate 1 and Gate 2 (the "Subject Gates").
With respect to the last requirement in the preceding sentence that the
Partnership own the Subject Gates, if the Partnership owns one of the two Gates, but does not own the other Gate (e.g. the Partnership owns Gate 1, but does not own Gate 2), the Applicable Period shall apply (assuming the other conditions in the first sentence of this Subsection 8(a) are met) with respect to the Gate which continues to be owned by the Partnership, and the Applicable Period shall not be deemed to continue to exist with respect to the Gate which is no longer owned by the Partnership. Therefore in the instance in which the Partnership owns one of the two Gates, the references in Subsections 8(a) and (b) to the
Subject Gates shall be deemed changed to give effect to the continuation of the license (hereinafter referred to) to the Partnership only for the Gate which continues to be owned by the Partnership. If a transfer of an interest in
Holding II pertaining to UniCo occurs which is permitted

under Section 21 of the partnership agreement of Holding II (other than a transfer pursuant to the Credit Agreement), the Applicable Period shall, notwithstanding the prior sentence, continue as long as the continuing or successor partner to UniCo and its affiliates in Holding II possess the rights which will enable it (them) to comply with this Subsection 8(a), and the references hereinafter in this Section 8 to UniCo, UniCo Parent, Universal
Parent, and its (or their) affiliates shall be deemed also to refer to such continuing or successor partner and its affiliates in Holding II. During the
Applicable Period, but subject to any contractual limitations imposed on it by third parties dealing with it at arm's length and subject to the exercise of
Universal Parent's or UniCo Parent's good business judgment exercised in good faith (with a view to both the Partnership and its other business interests),
UniCo hereby licenses (if applicable) and shall (if applicable) license and shall cause its affiliates to license to the Partnership on a non-exclusive basis the right to use at the Subject Gates all proprietary and creative elements controlled by it or its affiliates (including without limitation, any such elements controlled by unaffiliated third persons and licensed to UniCo or its affiliate) required by the Subject Gates, without any charge to the
Partnership, except that the Partnership shall be obligated to reimburse UniCo and/or its affiliates for any payments due any third person (other than any portion which, because of UniCo's or its affiliate's interest in such person, would inure to UniCo's or its affiliate's benefit provided however, that with respect to a person entitled to such payments which is not directly or indirectly 100% owned by UniCo's ultimate parent, the reimbursement obligation of the Partnership shall include that percentage of the benefit inuring to such person as is equal to the percentage of such person which is not directly or indirectly owned by UniCo's ultimate parent); if the foregoing payments to any third person cover the right to use any such elements at locations other than the Subject Gates, then the aforementioned reimbursement shall be an equitable portion of the payment to such third person. Notwithstanding the foregoing, during the Applicable Period, UniCo, UniCo Parent and Universal Parent shall use their best efforts to ensure that the right to use all such proprietary and creative elements used at or otherwise made available at the Universal Studios
Tour operated by an affiliate of Universal Parent in Los Angeles, California
(the "Original Tour") shall be licensed to the Subject Gates. To that end,
UniCo, UniCo Parent and Universal Parent will keep Holding II and the Blackstone
Partners apprised as to the status of any negotiations relating to the acquisition of proprietary and creative elements for possible new attractions at the Subject Gates and/or at the Original Tour and will advise Holding II and the
Blackstone Partners if it appears that UniCo, UniCo Parent, Universal Parent, or affiliates of any of them will be able to acquire such rights and elements for the Original Tour but that difficulties have been encountered in acquiring such rights and elements for the Subject Gates, in which case Holding II and/or the
Blackstone Partners will be entitled to participate in such negotiations if it so wishes. Nothing in this Agreement (other than this Section 8 and Section 31)
shall limit or impair UniCo's, UniCo Parent's or Universal Parent's (or their affiliate's) rights in any elements which are the subject of this Section 8.
UniCo, UniCo Parent, Universal Parent, and their affiliates shall be free to use
(and license others to use) any proprietary or creative elements licensed by
UniCo, UniCo Parent, Universal Parent, or their affiliates to the Partnership, and except as specifically provided in this Agreement or in any partnership agreement of a Related Partnership neither Holding II nor the Blackstone
Partners nor any of their respective affiliates shall have any right to use, or license others to use, any such elements. If UniCo, UniCo Parent, Universal
Parent, or their affiliates develop an element for use at the Subject Gates and for use by UniCo, UniCo Parent, Universal Parent, or others elsewhere (such as at the Original Tour), the costs associated therewith, calculated in the same manner as reimbursable costs under Section 15, shall be equitably apportioned between UniCo, UniCo Parent, Universal Parent, or their affiliate (in UniCo's,
UniCo Parent's, Universal Parent's, or their affiliate's own capacity) and the
Partnership, and presumptively, if the element is used both elsewhere and at the
Subject Gates, or is abandoned, the

costs would be divided equally between UniCo, UniCo Parent, Universal Parent, or their affiliate and the Partnership. UniCo, Holding I, Holding II, the
Blackstone Partners, UniCo Parent and Universal Parent shall each be entitled to use (and license others to use)

                (i) any elements developed solely by the Partnership, and

                (ii) any elements developed by UniCo, UniCo Parent, Universal
Parent or their affiliate (as specified in the prior sentence) for use elsewhere and at the Subject Gates

for its own account (including, in the case of UniCo, UniCo Parent, Universal
Parent, and their affiliates, in the Original Tour and in other activities similar to the Subject Gates), at no cost, except UniCo, Holding I, Holding II, the Blackstone Partners, UniCo Parent or Universal Parent, as the case may be, will be obligated (whether or not such entity or an affiliate has an equity interest investment in the activity which uses such elements) to reimburse the
Partnership for an equitable portion (which shall be recalculated at the time of each such new use) of the Partnership's applicable design and development cost for elements used. If the entity required by the prior sentence to reimburse the
Partnership does not have an equity interest in the activity which uses the elements, such entity will consider in good faith a request by the Partner which is not an affiliate of such entity to agree to increase the amount paid to the
Partnership. The prior four sentences are subject to Section 31 below.

         The Representatives (as defined in Subsection 11(a)) shall establish procedures to continuously maintain a register of any elements developed solely by the Partnership and the design and development costs incurred by the Partnership in connection with each such element.

             (b) The rights and elements previously licensed to Gate 1 and Gate
2 by UniCo, UniCo Parent, Universal Parent, or their affiliates may continue to be utilized in the Subject Gates by the owner of the Subject Gates without charge after the Applicable Period for so long as the Subject Gates are operated at a quality level substantially consistent with the standards in effect immediately preceding the date upon which the Applicable Period ended, but only to the extent such rights and elements were utilized in the Subject Gates immediately preceding the date upon which the Applicable Period ended, provided, however, that UniCo, UniCo Parent, Universal Parent, and their affiliates shall have, following the Applicable Period, such limited rights as are reasonably required by them in order to protect their trademark and trade name interests in any such rights and elements. Following the Applicable Period, UniCo Parent,
Universal Parent and their respective affiliates shall continue to be entitled to be indemnified and held harmless by each successor owner of the Subject Gates as specified in Subsection (c) below. Each successor owner of the Subject Gates must agree to be bound by this Subsection (b) and Subsection (d) below and
Section 29 as a condition to its continued use of the aforesaid rights and elements; each successor owner shall be bound by the preceding provisions of this Subsection (b) and Subsection (d) below and Section 29 even if it does not so agree (the provisions for agreement being to ease enforcement). Any rights and elements which as of the date upon which the Applicable Period ends are planned to be incorporated in a Major Facility (as that term is defined in
Subsection 12(a)) at the Subject Gates which meets all of the following three criteria shall be deemed for purposes of this Subsection 8(b) to be "utilized in the Subject Gates immediately preceding the date upon which the Applicable
Period ended". The three criteria are (i) final plans and specifications have been approved by the Partnership for the Major Facility; (ii) a budget has been approved by the Partnership for the Major Facility based upon the approved final plans and specifications; and (iii) an announcement has been made to the general public by the Partnership of its intent to construct the Major Facility incorporated in the aforementioned rights and elements. Furthermore, if any rights and elements are licensed by the Partnership from UniCo or its affiliates which are in turn controlled by third persons unaffiliated with UniCo and licensed to UniCo or UniCo's affiliates, and if as of the date upon which the
Applicable Period ends the Partnership has paid directly or indirectly more than a de minimis amount to acquire such rights from the unaffiliated third person, such rights shall also be deemed for purposes of this Section 8(b) to be
"utilized in the Subject Gates immediately preceding the date upon which the
Applicable Period ended".

             (c) The Partnership and each successor Subject Gates owner shall indemnify and hold harmless the entity which grants rights to the Partnership with respect to third party claims arising out of the Partnership's or successor owner's use thereof, with the Partnership and each successor owner being obligated with respect to acts or omissions claimed to have occurred during its respective ownership.

             (d) Each Partner recognizes that UniCo's affiliates will receive substantial benefits, including without limitation, publicity and promotional values and merchandising opportunities, from the use by the Partnership of their proprietary and creative elements and the name Universal, and no Partner nor the
Partnership will make any claim against UniCo or its affiliates with respect to such benefits.

             (e) Intentionally deleted.

             (f) The term "Beyond Gate 2 Area" means those portions of Project 2 which are beyond Gate 2. All the above provisions of this Section 8 will be applied to the Beyond Gate 2 Area as if "Project 2" were substituted for
"Subject Gates" except as follows:

                 (i) In the first sentence of Subsection 8(a) the phrase "and the Partnership owns Gate 1 and Gate 2 (the `Subject Gates')" shall be changed to read "and the Partnership owns Gate 2." The second and third sentences of
Subsection 8 (a), which begin with the words "With respect to" and end with the words "continues to be owned by the Partnership" are surplusage and are therefore deemed deleted.

                 (ii) If at any date all the following conditions specified in this sentence (the "Required Conditions") do not exist with respect to all or a portion of the Beyond Gate 2 Area:

             the Partnership continues, and UniCo Parent or Universal Parent (or any of their respective affiliates) is a partner in Holding II or is a partner in a partnership which is a partner in Holding II, and the Partnership owns all the Beyond Gate 2 Area, or if it does not own all of such area, then it owns the relevant portion of the
             Beyond Gate 2 Area

then from and after such date, and notwithstanding that such date occurs during the Applicable Period, this Subsection 8(f) shall no longer be applicable to the portion of Beyond Gate 2 Area as to which all the Required Conditions do not exist.

             9. Contracts With Interested Entities. Except as elsewhere provided in or permitted by this Agreement, the Partnership shall not enter into contracts with a partner of Holding II, an affiliate of such a partner, or the
Manager (as defined in Subsection 11(d)) or affiliate of the Manager without the approval of the Representatives referred to in Section 11 below.

             10. Joint Approval Matters. Except as otherwise provided in this
Agreement, to the fullest extent permitted by law, the following matters shall require the written approval of Holding II and Holding I:

                 (a) Dissolution of the Partnership, sale, pledge or encumbrance of significant assets;

                 (b) Issuance of securities of, or interests in, the
Partnership;

                 (c) Changes in the primary business of the Partnership;

                 (d) Any act which would make it impossible to carry on the ordinary business of the Partnership;

                 (e) Assignment of Partnership  property in trust for creditors or on the assignee's promise to pay the debts of the Partnership, unless in connection with an abandonment of the business which has been authorized by all
Partners; and

                 (f) Admission of any additional partner to the Partnership.

             This Section 10 shall prevail over Sections 11, 12, and 13.

             11. Representatives' Approval Rights: Manager.

                 (a) The term "Blackstone Holding II Partners" means each of the
Blackstone Holding II Partners (or their respective affiliate) in its capacity as general partner of Holding II. The term "UniCo Holding II Partner" means
UniCo (or its affiliate) in its capacity as a general partner of Holding II. The term "Holding II Partner" means a general partner of Holding II. The Partnership shall be governed and managed by Holding II through six (6) representatives
(hereinafter referred to as "Representative" or "Representatives") of its partners, of whom three shall be designated from time to time by the Blackstone
Holding II Partners (by notice to UniCo) (the "Blackstone Holding II
Representatives") and of whom three shall be designated from time to time by the
UniCo Holding II Partner (by notice to the Blackstone Partners) (the "Universal
Holding II Representatives"); one of the Blackstone Holding II Representatives
shall be a senior executive of Blackstone Parent and one of the Universal
Holding II Representatives shall be a senior executive of UniCo. One of the
Blackstone Holding II Representatives shall be designated by Blackstone UTP A, one shall be designated by Blackstone UTP, and the remaining Blackstone Holding
II Representative shall be designated by the Blackstone Partners. The first three Blackstone Holding II Representatives are Howard Lipson, Neil P. Simpkins
and Jon Barnwell. The first three Universal Holding II Representatives designated by the UniCo Holding II Partner are Glenn J. Gumpel, William A.
Sutman, and Thomas L. Williams. The vote of any Blackstone Holding II
Representative or Representatives shall be deemed the vote (and approval or disapproval as the case may be) of the Blackstone Holding II Representatives and
the Blackstone Holding II Representatives be shall

be bound by such vote notwithstanding that one or more of the Blackstone Holding
II Representatives may not have been present, consulted, advised, or otherwise involved. The vote of any Universal Holding II Representative or Representatives
shall be deemed the vote (and approval or disapproval as the case may be) of the
Universal Holding II Representatives and the Universal Holding II
Representatives be shall be bound by such vote notwithstanding that one or more of the Universal Holding II Representatives may not have been present, consulted, advised, or otherwise involved. All actions of the Representatives
(except as otherwise expressly provided in this Agreement) shall be taken either
(i) by a unanimous vote of the Representatives at a meeting which is attended by at least one Blackstone Holding II Representative and one Universal Holding II
Representative; or (ii) by the unanimous written vote or written consent of the
Representatives, which may be evidenced by the signature of any one Blackstone
Holding II Representative and Universal Holding II Representative; or (iii) by
the notice/proposal procedure specified below in this Section 11. Any Blackstone
Holding II Representative or any Universal Holding II Representative may, by
notice given to the other Holding II Partner(s) and to each of the other Holding
II Partner(s)' Representatives, propose that particular action be taken by the
Representatives. Such proposal notice shall state in substance that it is a proposal to the Representatives for action to be taken by them and shall also constitute the vote (consent) of the Representatives making the proposal in favor of that proposal. If within 15 business days after the giving of the proposal notice, no Representative of the Holding II Partner(s) to whom the proposal notice was given has given a notice disapproving the proposal to the
Representatives of the Holding II Partner(s) who gave the proposal notice, the
Representatives of the Holding II Partner(s) to whom the proposal notice was sent will be conclusively deemed to have voted for and consented to the proposal
(even if there were no incumbent Representatives of such Holding II Partner(s))
and accordingly the proposal shall be conclusively deemed to have been unanimously approved by the Representatives. Without derogating from the generality of Section 37 below, the method and procedures for giving notices including the address to which notices are to be sent and the computation of time are governed by said Section 37.

                 (b) Without derogating from the other powers of the
Representatives, the Representatives must approve (in the manner specified in
Subsection 11(a)), actions with respect to changing the area encompassed within the Master Site, the borrowing of funds, the repayment of borrowings or other liabilities out of the ordinary course of business, and the amending of the
Credit Agreement, and the making of any elections and/or decisions to be made by the Partnership under the Credit Agreement. The Representatives must also approve the timing and amount of distributions to the Partners (other than those distributions mandated by Subsections 19(b) and 19(e) below and also other than the payment of the Special Fee to UniCo pursuant to Section 20 below or the repayment of any loan, or the payment of any other obligation to a Partner).

                 (c) Except as otherwise expressly provided in this Agreement, no Partner shall have the right or authority to bind the Partnership or any other Partner otherwise than pursuant to a determination made in accordance with the provisions of this Section 11.

                 (d) UniCo, or an affiliate of UniCo Parent or Universal Parent designated from time to time by UniCo Parent or Universal Parent, as applicable, will act as manager of the Combined Project ("Manager"), and the approval of the
Representatives will not be required when the Manager acts in accordance with
Section 13 below or other provisions of this Agreement expressly authorizing the
Manager to act (except as specifically provided for in such Section 13 or elsewhere in this Agreement). The rights and obligations of the Partners and the
Manager to each

                                       10

other under this Agreement shall be governed by the fiduciary standards generally applicable to and between partners. To the fullest extent permitted by law, the Partnership will indemnify and hold harmless the Manager and its affiliates with respect to claims, liabilities, and costs incurred or arising on account of their good faith performance of the functions of the Manager. No entity other than UniCo may act as Manager unless such entity is an affiliate of
UniCo Parent or Universal Parent, and UniCo Parent or Universal Parent, as
applicable, guarantees the performance by such affiliate of its managerial obligations, which guarantee shall be in substantially the same form and content as the guarantee contained in this Agreement by Universal Parent of the performance by UniCo of UniCo's obligations. The rights and obligations of UniCo
(or an affiliate of UniCo Parent or Universal Parent) as Manager will continue during the Partnership term but will terminate if and when neither UniCo Parent nor Universal Parent, nor any affiliate of UniCo Parent or Universal Parent, is a partner (as long as Holding II is a Partner), or UniCo Holding II Partner
becomes a minority partner or a Defaulting Partner in Holding II in accordance with the partnership agreement of Holding II. Upon UniCo (or an affiliate of
UniCo) ceasing to be the Manager, the successor manager shall be designated by the Representatives. However, if UniCo's or the affiliates of UniCo Parent's or
Universal Parent's ceasing to be Manager occurs because of (i) UniCo affiliate which is a partner of Holding II becomes a minority partner as defined in the partnership agreement of Holding II, (ii) UniCo is a Defaulting Partner (as
defined in the partnership agreement of Holding II) in Holding II, (iii) Manager defaults under this Agreement, or (iv) UniCo materially defaults with respect to its obligation under Section 8 of this Agreement after a reasonable time, and opportunity to cure, then in any event described in clauses (i) - (iv) of this sentence any of the Blackstone Partners or an affiliate of the Blackstone
Partners (which affiliate is not an operating company) designated from time to time by the Blackstone Partners shall be the successor Manager.

             12. Major Facility: CPI Escalation and Index.

                 (a) The term "Major Facility" as used in this Agreement refers to an individual Gate 1 or Studio or Project 2 facility or attraction having an estimated capital cost of $1,500,000 or more, provided, however that this figure of $1,500,000 shall be subject to "CPI Escalation".

                 (b) The term "CPI Escalation" as used in this Agreement means multiplying the dollar figure which is the subject of the escalation by a fraction the denominator of which is the CPI Index for December, 1986 and the numerator of which is the CPI Index for the month prior to the month in which the particular determination, change or the like is made. The term "CPI Index"
as used in this Agreement refers to the Consumer Price Index of the Bureau of
Labor Statistics of the US Department of Labor for Urban Wage Earners and
Clerical Workers, Miami, Florida (1982-84=100), "All Items." If the compilation and/or publication of the CPI Index shall be transferred to any other governmental department or bureau or agency or shall be discontinued, then the
Index most nearly the same as the CPI Index shall be used to make such calculation.

             13. Continuing Operations.

                 (a) Subject to approval of the Representatives as and to the extent hereinafter provided, the Manager shall be responsible for supervision of the winding up of the construction phase of Project 2, including without limitation supervising the completion of punch list items and enforcement of guarantees, but Manager will not be a guarantor of the construction activities nor responsible for defects therein. The Representatives approved a "Claims
Budget" of

                                       11

$25,000,000, including contract balances, to deal with the pending and anticipated contract balances and claims from the winding up of the construction
Phase of Project 2 ("Claims"). In connection with the resolution of such Claims,
Manager shall be obligated to secure the approval of the Representatives before spending in excess of $1,000,000 to settle or resolve any Claim or group of
Claims within any 30 day period. Manager shall consult with the Representatives as to the timing of any payments required to settle such Claims and shall secure the approval of its Representatives of any settlement or resolution of Claims that calls for disbursement of more than $1,000,000 within any 30 day period.
Any changes to the Claims Budget shall require the consent of the
Representatives, and Manager shall not exceed the Claims Budget in settling or resolving Claims. Manager shall provide the Representatives with quarterly reports on the status of the Claims and its efforts to resolve them and such other information with respect thereto as they may request. The Manager shall, with respect to the Combined Project, propose to the Representatives for their approval annual operating plans, annual operating budgets, annual capital expenditure plans, and annual capital expenditure budgets for each of Project I and Project 2. Each budget (of whatever type) shall include a 10% contingency factor. The Manager shall also propose to the Representatives for their approval the procedures to be followed by the Partnership in selecting contractors to be engaged by the Partnership. Subject to compliance with the aforesaid approved budgets and with the remaining provisions of this Section 13 and with Section
14, the day-to-day operation and control of the Combined Project will be performed by the Manager and without derogating from the generality of the foregoing, the Manager shall select the persons and entities to be engaged and employed in the operation of the Combined Project, cause the Partnership to enter into any and all contracts relating to the operation of the Combined
Project, supervise the persons and entities rendering services in connection with the Combined Project, terminate personnel and contractors. The various facilities and attractions included in Gate I are, in the aggregate, classified as a single "Business Unit"; the various components of the Studio are, in the aggregate, classified as a single "Business Unit"; the facilities and areas of
Project 1 which are not encompassed within Gate I or the Studio are, in the aggregate, classified as a single "Business Unit" but to the extent any such facilities and areas are incorporated into another Business Unit, such facilities and areas shall be treated as part of the Business Unit into which they are incorporated; the various facilities and attractions included in Gate 2 are, in the aggregate, classified as a single "Business Unit"; similarly, the various facilities and attractions included in City Walk are, in the aggregate, classified as another single "Business Unit". As later phases in the development of land in the Beyond Gate 2 Area are reached, the Representatives, applying the same principles which are inherent in the previously defined examples of
Business Units, shall determine which other facilities and attractions constitute other separate Business Units. Manager shall have the right to transfer budgetary funds within an approved budget (other than the Claims
Budget) from one category to another pertaining to a Business Unit and its related activities, to make reasonable changes in operating and capital plans and to take such other actions as the owner of a business might reasonably do.
Notwithstanding the foregoing any contract with an estimated cost in excess of
$1,000,000 (subject to CPI Escalation) shall be subject to the approval of the
Representatives and contracts having an estimated cost not in excess of said sum shall not require the prior approval of the Representatives provided such contracts have been entered into in a manner consistent with, and are consistent with, the above described approved selection procedures and the above described plans and budgets (with the above described permitted changes). Furthermore, any contracts having an estimated cost of less than $50,000 (subject to CPI
Escalation) may be entered into by the Manager without compliance with the requirements specified in the prior sentence, but after reasonable attempts to consult with the Representatives, provided the estimated cost thereof does not cause the budget applicable to the particular Business Unit, including the contingency amount therein, to be exceeded.

                                       12

                 (b) Notwithstanding Subsection (a) above, the following actions shall be subject to the approval of the Representatives:

                     (i) the addition, substantial modification (including a
substantial change in the basic show concept or basic show elements) or deletion of a Major Facility from any plan or from the Combined Project;

                     (ii) authorizing expenditures in excess of the totals
provided for in approved budgets except for:

                          (A) increases reasonably necessitated by increases in
the volume of business;

                          (B) any emergency situation not contemplated by the
approved plans or approved budgets (including the contingency factors already included therein) provided the estimated cost of dealing with the particular emergency situation does not exceed $50,000 (and in this regard, the Manager shall make reasonable efforts to consult with the Representatives); and

                          (C) the right of the Manager as above specified to
transfer budgetary funds from one category to another within a Business Unit, such as within Gate 1 (but not between the budgets for separate Business Units);
and

                     (iii) entering into corporate sponsorship deals or making
changes in existing corporate sponsorship deals which changes are either material to the particular deal or have a financial impact value at the time in excess of $50,000. Each reference above in this Subsection (b) to $50,000 shall be subject to CPI Escalation; and

                     (iv) changing the name of the Combined Project, Project I
or Project 2 to eliminate the use of the words "Universal" or "Universal
Studios"; provided, however, that this provision shall not be applicable after the earliest to occur of(i) July 27, 2015, (ii) a change of control (whether by merger, acquisition, consolidation or other business combination) of UniCo
Parent or Universal Parent or any direct or indirect parent entity of UniCo
Parent or Universal Parent, on the one hand, or the Blackstone Partners (except with respect to the Blackstone Partners, a change of control permitted by
Section 21(b) of the Second Amended and Restated Agreement of General
Partnership of Holding I (the "Holding I Agreement") or Section 21(b) of the
Second Amended and Restated Agreement General Partnership of Holding II (the
"Holding II Agreement")), (iii) an Authorized UniCo Transaction (as defined in the Holding I Agreement) or (iv) any withdrawal by the Blackstone Partners as a partner in Holding I or Holding II, or any sale, transfer or assignment by the
Blackstone Partners of their respective interest in Holding I or Holding II, whether pursuant to Section 2 of the Partners' Agreement or otherwise, except for any such sale, transfer or assignment permitted by Section 21(b) of the
Holding I Agreement or Section 21(b) of the Holding II Agreement and any such withdrawal by the Blackstone Partners in connection therewith.

                 (c) Notwithstanding the authorization for the Manager, without
Representative approval, to add, modify, or delete shows and rides, to modify
Major Facilities, to

                                       13

make changes, deletions and the like in plans and budgets, and to transfer budgetary funds from one category to another, the Manager shall notify and shall make reasonable attempts to consult with the Representatives or the Partners in advance of any of the following:

                     (i) any transfer which results in the transfer of an
aggregate of $250,000 or more of budgetary funds relating to a specific show or ride;

                     (ii) any transfer which results in the transfer of an
aggregate of $500,000 or more of budgetary funds relating to any specific matter other than a show or ride; and

                     (iii) any modification (or contemporaneously contemplated
series of modifications) of a specific Major Facility which will cost $500,000 or more.

Each of the dollar amounts specified in (i), (ii), and (iii) above is subject to
CPI Escalation.

                 (d) If, after making all reasonable efforts to do so, the
Representatives cannot agree upon any matter which pursuant to the other provisions of this Agreement require the approval of the Representatives, the
Manager will have the right to continue the activities of the Partnership related to the Combined Project, including without limitation, operation of
Project 1 and Project 2 in accordance with then existing levels, plans, and modes, and, without derogating from the generality of the foregoing, the Manager would under these circumstances be authorized to cause the Partnership to spend for new facilities and/or attractions in accordance with prior historical practice at Project 2 and at each Business Unit within Project 1, as the case may be; but the foregoing shall not excuse compliance by the Manager with the specific requirements for Representative approval relating to the inclusion, addition, substantial modification or deletion of Major Facilities as specified above.

                 (e) The Manager will keep the Representatives promptly and fully advised of all information relating to its management activities. The designees of those Representatives which are not affiliates of the entity which designated the Manager will be in frequent contact and consultation with the
Manager concerning the Manager's activities.

                 (f) The Manager will utilize the expertise and buying strength of the Blackstone Partners, UniCo Parent, Universal Parent, the Holding II
Partners and their respective affiliates (and such entity will act as buyer on behalf of the Partnership) whenever doing so could reasonably be expected to result in economies to the Partnership and such entity will advise the Manager on an advance basis of those products and services with respect to which such entity believes it has such expertise and buying strength.

                 (g) The personnel employed by the Manager (or loaned to it by any affiliated entity) must be experienced in outdoor recreation and/or studio matters, or, if applicable, in other relevant specialties.

                 (h) Whenever equipment and supplies which otherwise meet the requirements of the Manager for use in the Combined Project are offered to the
Partnership by, or can be obtained by, the Blackstone Partners, UniCo Parent,
Universal Parent, any Holding II Partner, or their respective affiliates, the
Partnership shall obtain such items from the offering entity

                                       14

or its affiliates provided the transaction is on terms no less favorable to the
Partnership than would be available from a third person.

             14. Staffing.

                 (a) The term "Senior Personnel" means, the fifteen (15)
employees of the Partnership who, at the particular time, receive the highest compensation (salary and other benefits) paid by the Partnership; provided, however, that for purposes of this Section 14: (i) "employees of the
Partnership" shall be deemed to include employees of UniCo Parent or Universal
Parent or any of their respective affiliates that are seconded to the
Partnership through loan arrangements on a fully allocated basis and (ii) the
"compensation paid by the Partnership" shall be deemed to include amounts paid by the Partnership to UniCo Parent or Universal Parent or any of their respective affiliates for such seconded Senior Personnel. Exhibit B hereto is a list of the Senior Personnel as of the Effective Date together with their respective job descriptions and compensation packages.

                 (b) The Manager shall propose to the Representatives for their approval the job descriptions, compensation packages and identities of each person to be hired for each of the Senior Personnel positions, and any changes in any of the foregoing from time to time.

                 (c) The Manager shall propose to the Representatives for their approval the overall compensation programs and salary ranges for all employees of the Partnership who are not Senior Personnel, any qualified deferred compensation plans, and any changes in the foregoing from time to time. Within the parameters established pursuant to the preceding sentence, the Manager may hire and fire and set salary and employment terms for all non-Senior Personnel.

                 (d) The provisions in Subsections (b) and (c) above will
prevail over the provisions elsewhere in this Agreement enabling the Manager to transfer budgetary funds from one category to another, but the foregoing will not preclude the Manager, for example, from transferring budgetary funds to enable the hiring of more (or less) non-Senior Personnel than originally budgeted. The Manager shall notify and shall make reasonable attempts to consult with the Representatives or the Partners in advance of any such transfer which would involve in the aggregate for such transfer more than $250,000 (subject to
CPI Escalation).

                 (e) Subject to the discretion conferred on the Manager, the
Combined Project will be staffed to the highest degree economically feasible on a "stand alone" basis, but some of the personnel required in connection with the
Combined Project will be loaned to the Partnership on a part time or full time basis by UniCo or its affiliates (or possibly by the Blackstone Partners or their affiliates).

                 (f) To the extent employees of the Partnership continue to be awarded options to purchase common stock or U.S. depository receipts of Vivendi
Universal, S.A., notwithstanding prior practice, the Partnership's reimbursement obligation to Vivendi Universal, S.A., for such options shall not exceed the value of the options at the time of grant, such value to be established using such a Black-Scholes methodology consistent with past practice.

             15. Partner Reimbursement. The Blackstone Partners, UniCo and
Manager shall each be entitled to charge the Partnership as a reimbursable cost
(which shall be treated as an expense of the Partnership) for its out of pocket expenses which are actually and properly incurred

                                       15

in connection with the Partnership activities and activities as Manager, including the allocable portion of salary, fringes, secretarial support, etc. of all personnel (including senior executive personnel directly responsible for
Combined Project related activities) rendering services for the benefit of the
Partnership but not including any allocation of general and administrative overhead or markups. Notwithstanding the foregoing, charges for the time of corporate officers of any parent of a Holding II Partner whether or not also an officer of the Holding II Partner (and reimbursement of expenses incurred by them) will not be included as a reimbursable item. Reimbursable costs will be calculated in a manner designed to insure that neither the Blackstone Partners nor UniCo nor their affiliates will benefit from, or bear disproportionately the burden of, any effort expended by it in connection with the Partnership.
Notwithstanding the foregoing, the Manager shall submit to the Blackstone
Holding II Representatives on the 10th day of each fiscal quarter, a detail of the costs the Manager and UniCo propose to allocate to the Partnership for the preceding quarter. The Blackstone Partners and their representatives shall be entitled to conduct a review of such quarterly allocations. In the event that the Blackstone Partners disagree that the proposed allocation of costs to the
Partnership are consistent with past practice, the Representatives shall use their reasonable efforts to agree on an appropriate allocation of such costs for the relevant quarterly period. The Partnership will reimburse the Blackstone
Partners for all direct out of pocket expenses incurred by the Blackstone
Partners in connection with Partnership activities in an amount not to exceed
$50,000 per annum.

             16. Calls for Contributions In Cash. The Representatives or the
Manager may, from time to time, make a call ("Call") upon Holding II to make additional contributions in cash ("Call Payments") to the Partnership in the following manner:

                 (a) Although Holding I shall be under no obligation to make
Call Payments, Holding I may volunteer to do so with respect to any particular
Call, in the proportion which its capital account at such time bears to the total of the capital accounts of both Partners. If and to the extent Holding I does not elect to make a Call Payment, its percentage interest in the total capital accounts of the Partnership shall accordingly be reduced.

                 (b) Call Payments shall be made within 15 business days after the date upon which the Call was deemed valid as provided in Subsection (c)
below.

                 (c) Any Call made by the Representatives will be conclusively deemed as valid when made. If the Manager (as distinguished from the
Representatives) determines that funds are required to provide Partnership working capital or funds are required to enter into or discharge Partnership obligations, all of the foregoing to be in accordance with the Manager's good faith estimates of Cash Flow (as defined in Subsection 20(b) below), and of the amounts then needed to enable the Manager to discharge and exercise its obligations and powers consistent with Section 13 above, the Manager shall report its determination to Holding II. The Unilateral Call procedures specified in Section 16 of the partnership agreement of Holding II shall then become available and applicable to the Holding II Partners (unless the Representatives of both Holding II Partners concur with the Manager's determination, in which case the Call would be made by the Representatives of both Holding II Partners as provided in Section 16 of the Holding II partnership agreement) and the proceeds resulting from any such Call shall be contributed to the capital of the
Partnership by Holding II (and Holding I shall have the right to contribute its proportionate share). Upon the occurrence of a valid Call in Holding II resulting from a Call made by the Manager hereunder, the Manager's Call shall be deemed valid.

                                       16

             17. Shift of Control.

                 Section 17 of the partnership agreements of each of the
Partners provides for a shift of control under certain circumstances to one of the partners of the particular partnership so that one of the partners (the
"Minority Partner") is bound by certain determinations made by the other partner
(the "Majority Partner"). If a shift of control does occur under Section 17 of the partnership agreement of any Partner, then notwithstanding the provisions of
Section 11, the Representatives designated by the Holding II Partner who is deemed the Majority Partner, or the Holding II Partner who is the affiliate of the Holding I Partner who is deemed the Majority Partner, shall have complete unrestricted authority with respect to all Partnership matters except that the written approval of one or more of the representatives of the other Holding II
Partner shall be required for those decisions referred to in Section 10 (except to the extent such approval is not required because of the operation of other provisions of this Agreement or the partnership agreement of Holding II). The aforementioned vesting of authority in the Representative or Representatives of one of the two Holding II Partners shall continue for as long as such Holding II
Partner or its affiliate remains a Minority Partner under the partnership agreement of the particular Partner.

             18. Capital Accounts.

                 (a) An individual capital account shall be established and maintained for each Partner. To each Partner's capital account there shall be credited, without duplication, (1) the amount of money contributed to capital by such Partner to the Partnership pursuant to the terms of this Agreement (money contributed by a Partner to the Partnership includes the amount of any
Partnership liabilities that are assumed by such Partner (i.e., individually and not by virtue of such liability being a liability of the Partnership and such
Partner being a general partner of the Partnership or solely by virtue of a guaranty), other than liabilities secured by property distributed by the
Partnership to such Partner where such liability was taken into account in clause (x) below but does not include increases in such Partner's proportionate share of Partnership liabilities, (2) the fair market value of property contributed to capital by such Partner to the Partnership pursuant to the terms of this Agreement net of any liabilities secured by such property that the
Partnership assumes or takes subject to, and (3) allocations to such Partner of
Net Income (as defined herein) pursuant to the terms of this Agreement. To each
Partner's capital account, there shall be debited (x) the amount of money distributed to such Partner by the Partnership pursuant to the terms of this
Agreement in respect of such Partner's equity interest in the Partnership (money distributed to a Partner by the Partnership includes the amount of such Partners individual liabilities that are assumed (but not solely by virtue of a guaranty)
by the Partnership, other than liabilities secured by property contributed to the Partnership by such Partner where such liability was taken into account in clause (2) above, but does not include decreases in such Partner's proportionate share of Partnership liabilities), (y) the fair market value of property distributed to such Partner by the Partnership pursuant to the terms of this
Agreement (net only of any liabilities secured by such property that the Partner assumes or takes subject to, and (z) allocations of Net Loss (as defined herein)
pursuant to the terms of this Agreement.

                 (b) Immediately prior to the distribution of any property
(other than cash) to a Partner, the capital account of each Partner shall be increased or decreased (to the extent that such capital account is not otherwise so increased or decreased under paragraph (c)(ii) of this

                                       17

Section), as the case may be, to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not previously been reflected in the capital accounts of the Partners) would be allocated among the Partners if there were a taxable disposition of such property for its fair value.

                 (c) Immediately prior to

                     (i) a contribution of money or other property (other than a de minimis amount) to the Partnership by a new or existing Partner as consideration for an interest in the Partnership, unless all existing Partners
(and no new partners of the Partnership) make such a contribution pro rata in proportion to their capital accounts in the Partnership, or

                     (ii) a distribution of money or other property (other than a de minimis amount) by the Partnership to a withdrawing or continuing Partner as consideration for an interest in the Partnership, unless all Partners receive simultaneous distributions of money, or undivided interests in the distributed property, in proportion to their capital accounts in the Partnership,

the capital account of each Partner shall be increased or decreased, as the case may be, to reflect the manner in which the unrealized income, gain, loss and deduction inherent in all of the Partnership's property (that has not previously been reflected in the capital accounts of the Partners) would be allocated among the Partners if there were a taxable disposition of all such property for its fair value.

                 (d) In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the capital account of the transferor to the extent such capital account relates to the transferred interest.

                 (e) The tax matters partner shall have full discretion to make adjustments to the foregoing provisions to comply with Treasury Regulation
Section 1.704-1(b), provided that any such adjustment must be approved by the
Representatives in the event such adjustment results in a materially adverse tax or economic consequence to the Blackstone Partners or UniCo or their respective affiliates.

             19. Allocations of Profits and Losses; Distributions: Releveraging.

                 (a) Allocation of Profits/Losses. Net Income or Net Loss (as
defined below) realized during a Fiscal Period (as defined below) of the
Partnership shall be allocated among the Partners at the end of each Fiscal
Period proportionately, based upon the average ratio of the respective capital accounts of the Partners throughout such Fiscal Period. For each Fiscal Period,
"Net Income" or "Net Loss" shall mean an amount equal to the Partnership's taxable income or loss for such year or other period, determined in accordance with Section 703 of the Internal Revenue Code of 1986, as amended (the "Code"), with the following adjustments:

                     (i) any income of the Partnership that is exempt from
United States federal income taxation and is not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss;

                                       18

                     (ii) upon an adjustment, pursuant to the definition of
Carrying Value (as defined below), to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or other amortization attributable to such property shall for purposes of capital account maintenance equal an amount that bears the same ratio to the Carrying Value at the beginning of such year or other period as the United States federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to the property's adjusted tax basis at the beginning of such year or other period; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of the year is zero, depreciation, cost recovery or amortization shall be determined with reference to such beginning Carrying Value using any reasonable method;

                     (iii) upon an adjustment to the Carrying Value (as defined below) of any Partnership Property, gain or loss from the sale or other disposition of such property shall be determined based on the Carrying Value of that property;

                     (iv) any liabilities, which liabilities do not constitute
liabilities for tax purposes that have been taken into account for purposes of
Capital Account maintenance under Section 18 of this Agreement, shall be included in the calculation of Net Loss under this Section; and

                     (v) any expenditures of the Partnership not deductible in
computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition, shall, for purposes of capital account maintenance, be treated as items of deduction, subtracted from such taxable income or loss.

             With respect to any asset, the asset's "Carrying Value" shall mean the asset's adjusted basis for United States federal income tax purposes, except that the Carrying Values of all Partnership assets shall be adjusted to equal their respective fair values on the occurrence of any event described in Section
1 8(c)(i) or (ii).

             "Fiscal Period" shall mean (unless otherwise required applicable
Treasury regulations) the period beginning on the day immediately following the last day of the immediately preceding Fiscal Period and ending on the sooner to occur of the following:

             (A) the last day of the fiscal year of the Partnership; or

             (B) the day immediately preceding any event described in Section
18(c)(i) or (ii).

The initial Fiscal Period shall begin on the date the term of the Partnership begins.

             All the tax credits and any tax credit recapture shall, subject to the applicable provisions of the Code and Treasury Regulation Section
1.704-1(b), be allocated in the same proportion as Net Income is shared as of the time the tax credit or tax credit recapture arises.

                 (b) Distribution of Cash. Within 30 days following the first day and within 30 days following the 180th day of each fiscal year of the
Partnership, the Manager shall cause the Partnership to make a distribution to the Partners of at least 75% of all of the Partnership's available cash on hand
(including cash equivalents) with the amount of the "available" cash being

                                       19

determined after the Manager has made good faith estimates of future Cash Flow and reserves and has taken into account the requirements imposed by third parties (such as lenders). Cash shall be distributed among the Partners in accordance with the Partners' then respective capital accounts; provided, however, that, as soon after the close of each fiscal year as is practicable, the Partnership shall make a cash distribution to the Partners, in proportion to the Partners' respective capital accounts, in an amount equal to the
Hypothetical Income Tax minus any distributions made pursuant to this Section
19(b) and Section 19(i) with respect to such fiscal year (a "Tax Distribution");
and, provided further, that any distribution to a Partner pursuant to this
Section 19(b) shall be treated as an advance against and shall reduce subsequent distributions that would otherwise be made to such Partner pursuant to Section
19(b) so that, after taking into account all distributions to the Partners pursuant to this Section 19(b), each Partner receives the aggregate amount of distributions it would have received if distributions were determined under this
Agreement without giving effect to these provisos under this Section 19(b).
"Hypothetical Income Tax" means the product of (i) the sum of the highest federal, state, local and foreign tax rates (taking into consideration special rates, e.g., capital gains) applicable to partners of the Blackstone Partners on the last day of the fiscal year to which the distribution under Section 19(b)
relates and (ii) the amount of taxable income or gain of the Partnership, and the Manager on behalf of the Partnership, shall not make a distribution to any
Partner on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.

                 (c) Allocation of Other Tax Incidents. Except as otherwise provided herein or as required by Section 704 of the Code, for tax purposes, all items of income, gain, loss, deduction or credit shall be allocated to the
Partners in the same manner as are Net Income and Net Loss; provided, however, that if the Carrying Value of any property of the Partnership differs from its adjusted basis for tax purposes, then items of income, gain, loss, deduction or credit related to such property for tax purposes shall be allocated among the
Partners so as to take account of the variation between the adjusted basis of the property for tax purposes and its Carrying Value in the manner provided for under Section 704(c) of the Code.

                 (d) Special Allocations. Notwithstanding any other provision in this Agreement to the contrary, in the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations
Section I .704-l(b)(2)(ii)(d)(4), (5) or (6) with respect to such Partner's
Capital Account that causes or increases an Adjusted Capital Account Deficit with respect to such Partner, items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted
Capital Account Deficit of such Partner as quickly as possible; provided that an allocation pursuant to this provision (d) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 19 have been tentatively made as if this provision (d) were not in this Agreement. This Section 19(d) is intended to constitute a "qualified income offset" within the meaning of
Treasury Regulations Section 1.704-1 (b)(2)(ii)(d) and shall be interpreted consistently therewith. "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Period, after giving effect to the following adjustments: (a) credit to such Capital Account any amounts that such
Partner is obligated to restore or is deemed to be obligated to restore pursuant to the Treasury Regulations under Section 704 of the Code and (b) debit to such
Capital Account the items described in Treasury Regulations Sections 1
..704-l(b)(2)(ii)(d)(4), (5) and (6). The foregoing

                                       20

definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1 (b)(2)(ii)(d) and shall be interpreted consistently therewith.

                 (e) Gross Income Allocation. In the event any Partner has an
Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate such Partner's Adjusted Capital Account Deficit as quickly as possible; provided that an allocation pursuant to-this Section 19(e) shall be made only if and to the extent that such Partner would have an Adjusted Capital
Account Deficit after all other allocations provided for in Section 19(f) and
(g) have been tentatively made as if this Section 19(e) were not in this
Agreement.

                 (f) Loss Allocation Limitation. No allocation of Net Loss (or items thereof) shall be made to any Partner to the extent that such allocation would create or increase an Adjusted Capital Account Deficit with respect to such Partner. Any new losses subject to this limitation will be reallocated to
Partners with positive Adjusted Capital Accounts in proportion to those Adjusted
Capital Accounts. "Adjusted Capital Account" means, with respect to any Partner, the balance in such Partner's Capital Account as of the end of the relevant
Fiscal Period, after giving effect to the following adjustments: (a) credit to such Capital Account any amounts that such Partner is obligated to restore or is deemed to be obligated to restore pursuant to the Treasury Regulations under
Section 704 of the Code and (b) debit to such Capital Account the items described in Treasury Regulations Sections 1 .704-l(b)(2)(ii)(d)(4), (5) and
(6).

                 (g) Nonrecourse Deductions. Any Nonrecourse Deductions for any
Fiscal Year or other period shall be allocated to the Partners in accordance with their respective Capital Accounts. "Nonrecourse Deductions" has the meaning set forth in Treasury Regulations Section l.704-2(b)(l).

                 (h) Minimum Gain Chargeback. Notwithstanding any other
provision of this Section, if there is a net decrease in Partnership Minimum
Gain during any Fiscal Period, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Period (and, if necessary, subsequent Fiscal Period) in an amount equal to such Partner's share of the net decrease in such Partnership Minimum Gain, determined in accordance with
Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to the Partners pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2. This
Section 19(i) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith. "Partnership Minimum Gain" has the meaning set forth in
Treasury Regulations Section 1 .704-2(b)(2).

                 (i) Releveraging. If at the end of any fiscal quarter, the
Funded Debt Ratio (as defined in the Credit Agreement) is less than 4.5 to 1, at the request of the Blackstone Holding II Representatives, the Manager shall cause the Partnership to use commercially reasonable efforts to incur additional indebtedness (or refinance its existing indebtedness) so that the Partnership's
Funded Debt Ratio on a pro forma basis giving effect to the incurrence of such additional indebtedness and the distribution referred to below is approximately
4.5x ; provided, however, that following such incurrence or

                                       21

refinancing of indebtedness the average weighted life to maturity of the
Partnership's Indebtedness (as defined in the Credit Agreement) shall be no less than the average weighted life to maturity of the Partnership's Indebtedness prior to such incurrence or refinancing and provided, further that the maximum aggregate amount of indebtedness required to be incurred (or refinanced)
pursuant to this Section 19(i) shall be limited to the aggregate amount invested by the Blackstone Partners and UniCo in the Partnership on or following the date hereof. The Manager shall cause the Partnership to make a distribution to the
Partners of the net proceeds of such indebtedness in the manner set forth in
Section 19(b), after paying all expenses related to the incurrence of such indebtedness.

             20. UniCo's Special Fee.

                 (a) The term "Fee gross revenues" shall for purposes of this
Agreement mean gross revenues received by the Partnership or any successor operator of Gate 1, the Studio, and Gate 2 beginning from the date hereof, from all phases of the aforementioned three areas after excluding sales tax, rebates, refunds, discounts, credit card commissions, non-cash tradeouts, all as determined in accordance with generally accepted accounting principles. Without derogating from the generality of the foregoing, Fee gross revenues includes gross revenues received from activities which have a clear genesis in Gate 1 and/or Studio and/or Gate 2, such as from "Universal's Islands of Adventure"
T-shirts, whether sold on or off the Combined Project. Notwithstanding the foregoing, Fee gross revenues shall not include amounts received from the sales and leasing of land in Project 2 but which is outside of Gate 2, hotels, restaurants and the like to which customer access may be readily obtained without admission to Gate 1 or Gate 2 (even if accessible also through Gate 1 or
Gate 2), the sale of fixtures or equipment, receipt of insurance proceeds (other than business interruption type of proceeds), nor shall it include amounts received under corporate sponsorship deals. Because of the different provisions
(hereinafter specified) for the actual payment of the Special Fee depending upon from which portion of the Combined Project the Fee gross revenues were derived, a distinction shall be made between the two streams of gross revenues as follows. The term "Project 1 Gross" means those Fee gross revenues derived from
Project 1 and "Gate 2 Gross" means the Fee gross revenues derived from Gate 2.
The aggregate of the Project 1 Gross and Gate 2 Gross for any period will never be less than Fee gross revenues for the same period. There shall be a reasonable allocation of Fee gross revenues between Project 1 and Gate 2 of those gross revenues which have a clear genesis in both areas. In those instances in which the Partnership grants licenses, concessions or similar rights in connection with the Project 1 and/or Gate 2, the gross revenues received by the licensee, concessionaire or similar entity shall, for the purposes of this Section 20, be deemed Fee gross revenues received by the Partnership and any "key money,"
license fee, commission or other consideration paid to the Partnership by such licensee, concessionaire or similar entity shall not be included in the
Partnership's Fee gross revenues.

             (b) As consideration for UniCo's unique expertise in operations of businesses similar to Project 1 and Gate 2, an entity designated by UniCo Parent or Universal Parent ("Fee Payee"), shall be entitled to a fee (the "Special
Fee") payable monthly equal to 5% of Project 1 Gross and 5% of Gate 2 Gross. If, on a cumulative basis from the Project 1 Commencement Date with respect to
Project 1 Gross and on a cumulative basis from the Project 2 Commencement Date with respect to Gate 2 Gross, 5% of the gross revenues received by a licensee, concessionaire or similar entity from activities respectively on Project 1 and on Gate 2, exceeds 10% of the "key money", license fee, commission or other consideration paid to the Partnership by such licensee, concessionaire or similar entity respectively from Project 1 and from Gate 2 (with a reasonable allocation of such "key money" etc. if such licensee's etc. rights extended to both Project 1 and Gate 2), then the Special Fee earned based on the Project I
Gross or the Gate 2 Gross, as the case may be, shall be limited to the aforementioned 10% figure with respect to that licensee, concessionaire or

                                       22

similar entity. No Special Fee shall be paid on the basis of revenues from the real estate operations outside of both the Project 1 Site and Gate 2. The
Special Fee shall be treated as a third party expense (as if payable to a person who is not an affiliate of a Holding II Partner) but subject to deferral as hereinafter provided.

             The Partners acknowledge that the Special Fee (as provided for in the partnership agreements of UCFP dated January 1, 1987 as amended on August
14, 1995) earned by the Fee Payee under said agreements, or any affiliate thereof, from the Project 1 Commencement Date, which was an obligation of UCFP, and the Special Fee (as provided for in the partnership agreement of UCDP dated
August 14, 1995) earned by the Fee Payee under said agreement, or any affiliate thereof, from the Project 2 Commencement Date on Gate 2 Gross, to the extent said two Special Fees have not been paid prior to January 6, 2000, including interest compounded monthly previously earned thereon and unpaid, shall both be obligations of the Partnership to pay to Fee Payee, and the Partnership assumes such obligations.

             The Partners also agree that starting with January 6, 2000, the accrued but unpaid Special Fee with respect to Project 1 Gross and the current and future portions of the Special Fee payable with respect to the Project 1
Gross shall be immediately payable to the Fee Payee and not deferred, except the foregoing shall be payable only if and to the extent there is sufficient monthly
Cash Flow (as defined below) and is otherwise not restricted from being paid under arrangements with third parties (such as lenders) and the unpaid portion shall continue to bear interest compounded monthly at Prime ("Prime" being defined as the prime or reference rate charged from time to time by Morgan
Guaranty Trust Company of New York or such substitute bank as the Fee Payee and the Partnership may agree upon, each acting reasonably).

             Starting with January 6, 2000, the accrued but unpaid Special Fee with respect to Gate 2 Gross and the current and future portions of the Special
Fee payable with respect to Gate 2 Gross shall not be payable but shall accrue
(together with interest compounded monthly at Prime) until the date when the
Blackstone Partners as general partners of Holding II has received by way of any distributions of Gate 2 Cash Flow from Holding II (other than reimbursement of expenses or repayment of loans) an amount equal to $234,700,000.

             Thereafter, the accrued portion of the Special Fee with respect to
Gate 2 Gross and the current portions of such Special Fee shall be payable only if and to the extent there is sufficient monthly Cash Flow (as defined below)
and is otherwise not restricted from being paid under arrangements with third parties (such as lenders) or pursuant to Section 16(i) of the partnership agreement for Holding II; the unpaid portion shall continue to accrue (together with interest at the Prime compounded monthly) and be payable out of the first available monthly Cash Flow.

             "Cash Flow" is defined for purposes of this Agreement as operating profit generated by the Partnership from all sources, plus, to the extent already deducted in computing operating profit, depreciation, similar items, and all other non-cash items, less, to the extent not already deducted in computing operating profit, capital expenditures, debt service, any cash reserves withheld during the particular period, and cash required for operations, all as determined in good faith by the Manager and in accordance with generally accepted accounting principles. The term "Gate 2 Cash Flow" shall mean Cash Flow which has been allocated to Gate 2 pursuant to a formula and procedure specified in attached Exhibit A which is incorporated herein by this reference.

                                       23

                 (c) The Special Fee shall accrue and be payable to the Fee
Payee as long as Project 1 and/or Gate 2, or activities similar thereto, are conducted at Project 1 and/or Project 2, and regardless of whether or not the
Fee Payee or any affiliate continues to have an interest in the Partnership or in the Combined Project (or any portion thereof) and whether or not UniCo, or the Fee Payee, or any affiliate of either continues to act as Manager and whether or not UniCo's rights and/or the Fee Payee's rights under this Agreement are otherwise terminated for any reason. Without derogating from the generality of the foregoing, the sale by UniCo of its interest in Holding II pursuant to
Section 2 of the Partners' Agreement will not terminate the Fee Payee's right to the Special Fee. Furthermore, from and after the date when UniCo or an affiliate ceases to be a Holding II Partner or the Manager, the Partnership or its
successor shall act in good faith with respect to its obligations concerning the
Special Fee.

                 (d) Any successor owner[s] of any portion of Project I and/or
Gate 2 must agree to the provisions of this Section 20, and the Partners will be obligated to obtain such agreement. Without derogating from any other remedies available to the Fee Payee for a failure of a successor owner to so agree, and in addition to any other remedy, the Fee Payee and its affiliates may terminate all rights licensed by any of them under Section 8 above to the Combined Project owners.

             21. Transfers of Interest; Withdrawal. No Partner shall without the consent of the other Partner withdraw as a partner, sell, transfer, assign or in any manner encumber its interest in the Partnership in whole or in part except pursuant to the Credit Agreement referred to in Section 7. Any transaction in violation of this Section shall be void.

             22. Intentionally omitted.

             23. Event of Default. An "Event of Default" hereunder shall occur when a party breaches or fails to comply with any material provision of this
Agreement and such breach or failure materially adversely affects the business, assets or earnings of the Partnership and continues until 30 days after receipt of notice thereof from a partner of Holding II, provided that if the party breaching or failing to comply with such provision has commenced good faith efforts to cure the breach or failure prior to the end of such 30--day period, an Event of Default shall not be deemed to have occurred until the termination of such good faith efforts. The affiliates of any party hereto that has caused an Event of Default shall be Defaulting Partners under the Related Partnerships.

             24. Intentionally omitted.

             25. Intentionally omitted.

             26. Dissolution Events. The Partnership shall be dissolved and its affairs shall be wound-up if all Partners agree in writing to dissolve the
Partnership; or if in connection with any loan under the Credit Agreement, the stock or membership interests of the Holding II Partners is acquired by a lender by foreclosure, power of sale or similar act; or upon notice by any Holding II
Partner given anytime after the date the Partnership ceases to have an interest in the Combined Project; or upon the entry of a decree of judicial dissolution under Section 620.158 of the Act; or upon the occurrence of any event that results in a general partner ceasing to be a general partner of the Partnership under the Act, unless (i) at the time of the occurrence of such event there is at least

                                       24

one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (ii) the business of the
Partnership is continued, and one or more additional general partners of the
Partnership are appointed, effective as of the date of such event, in accordance with the Act; or upon the occurrence of any event that results in there being no limited partner of the Partnership, unless the business of the Partnership is continued, and one or more additional limited partners of the Partnership are appointed, effective as of the date of such event, in accordance with the Act.

             27. Winding Up Procedure. Upon dissolution of the Partnership, after satisfaction of liabilities to creditors of the Partnership in accordance with the Act, each Partner shall share in the proceeds in proportion to their then respective capital accounts. The Partnership shall terminate when all of the assets of the Partnership shall have been distributed to the Partners in accordance with this Section, and the Certificate of Limited Partnership of the
Partnership shall have been canceled in the manner required by the Act.

             28. Improper Actions. Subject in each case to each of the other provisions of this Agreement, including but not limited to the indemnification obligations of Subsection 11(d), a party that causes a default under this
Agreement shall be liable to the Partnership for any and all damages, losses or expenses suffered or incurred by the Partnership as a result of such a default.

             29. Arbitration Procedure. Any dispute arising out of or connected with this Agreement shall be resolved by binding arbitration conducted in
Orlando, Florida pursuant to the Commercial Arbitration Rules of the American
Arbitration Association. There shall be excluded from the foregoing agreement to arbitrate (a) whether the Partners should take an action requiring both
Partners' approval under Section 10; and (b) whether the Partnership or Manager should take any action or refrain from taking action requiring the approval of the Blackstone Holding II Representatives and the Universal Holding II
Representatives. Each party to the dispute shall by notice to the other party name an arbitrator and the two so named shall decide upon the third. The second arbitrator to be appointed must be appointed by notice to the party who appointed the first arbitrator within 10 business days after the notice of the appointment of the first arbitrator, failing which the first arbitrator so appointed shall act as the sole arbitrator. If pursuant to the preceding two sentences, two arbitrators have been appointed by the parties and if the two so appointed do not agree upon a third arbitrator, the American Arbitration
Association in Orlando shall be requested to submit a list of five persons to serve as the third arbitrator. The parties shall select the third arbitrator from the list submitted, provided that if the parties cannot agree upon the third arbitrator, then the arbitrator shall be selected from the list of five through the process of striking names from the list until one name remains. The decision of any two of the arbitrators shall be final and binding upon all parties. A judgment upon any award rendered by a majority of the arbitrators may be entered and enforced in any court of competent jurisdiction. Unless the arbitrators determine otherwise (which they shall have the right to do), all costs and expenses of the arbitrators shall be borne equally by the parties with the exception that the cost of the arbitrator selected by each party shall be paid by the selecting party. The arbitrators may award the prevailing party all or any portion of its attorneys' fees and other costs incurred in connection with the proceeding. The arbitrators shall be requested to render an opinion within 60 days after the date the controversy (within 15 days in the case of an expedited proceeding) is submitted to them. The above procedures contemplate that there will only be two parties to the arbitration proceeding; if there are more, and the parties cannot agree upon the method of choosing arbitrators, the method of proceeding shall be determined pursuant to the Commercial Arbitration
Rules of the American Arbitration Association.

                                       25

             30. Fiduciary Obligations. The rights and obligations of the
Partners and the other parties to each other under this Agreement (other than those of the guarantor under Section 51 which shall be defined and governed solely by such section) shall be governed by the fiduciary standards generally applicable to and between partners.

             31. Other Theme Park Attractions.

                 (a) The term "Key Elements" means all or any of the following:
(i) themes and/or characters based on motion pictures and/or television programs; (ii) cartoon characters; (iii) comic strip and/or comic book characters; (iv) themes and/or characters based upon children's literature which are extensively developed to the degree they are significantly associated with motion pictures and/or television programs. The term "Similar Theme Park" means a theme park where the primary thematic content is based upon one or more Key
Elements, individually or in the aggregate and has an area in excess of 50 acres. The term "Other Universal Park" means any Similar Theme Park (other than in the State of Florida) in which an equity interest is held by UniCo or any of its affiliates.

                 (b) During the term of the Partnership neither of the Partners nor any of their affiliates (while such Partner or any affiliate shall be a
Partner) shall, without the consent of the other Partners engage, directly or indirectly, in a Similar Theme Park within the State of Florida. During the term of the Partnership, none of the Blackstone Partners nor any of their affiliates
(while the Blackstone Partners or any of their affiliates shall be a Partner)
shall without the consent of UniCo engage, directly or indirectly, in a Similar
Theme Park anywhere else in the world. None of the Blackstone Partners nor UniCo nor any of their respective affiliates shall be restricted in the ownership or operation of facilities similar to the Studio anywhere in the world. UniCo and its affiliates shall be free to engage in Similar Theme Parks anywhere in the world outside the State of Florida. The provisions of this Subsection 31(b) are subject to the exceptions and qualifications hereinafter provided in this
Section 31.

                 (c) The prohibitions of this Section 31 as respects the
Blackstone Partners and their affiliates shall not apply to any theme park owned by the Blackstone Partners or any of its affiliates which is not located in
Florida or within a 100-mile radius of any Other Universal Park if Key Elements are used in such Blackstone owned theme park in only a minor manner.
Furthermore, any such use of Key Elements may be continued by the Blackstone
Partners or their affiliates if such use was in existence at the time (or is a reasonable update of existent uses) when UniCo or its affiliates first acquired any equity interest in a theme park located within a 100-mile radius of such
Blackstone owned theme park.

                 (d) If a theme park which a Partner or its affiliates would otherwise be prohibited from having an interest in by reason of the above provisions of this Section 31 is acquired by a Partner or an affiliate, the ownership interest shall not constitute a breach of this Section 31, provided that within 36 months after such acquisition such Partner or its affiliate has changed such theme park so that such theme park no longer violates the provisions of this Section 31 or has terminated its interest thereon.

                 (e) If during the term of this Partnership, UniCo, UniCo
Parent, Universal Parent, or an affiliate of any of them proposes to develop or acquire (directly or indirectly) a Similar

                                       26

Theme Park (other than at, or in the immediate vicinity of, the Original Tour)
in which UniCo, UniCo Parent, Universal Parent, or an affiliate of any of them proposes to make an equity investment, Universal Parent, UniCo Parent or UniCo will notify the Blackstone Partners of the material terms and conditions of such proposal and the Blackstone Partners will have the right, exercisable by any of such Blackstone Partners giving an election notice to UniCo, UniCo Parent or
Universal Parent within 30 days after UniCo, UniCo Parent or Universal Parent gave notice of the proposal to the Blackstone Partners, to agree to match
UniCo's, UniCo Parent's, Universal Parent's (and affiliates') equity investment, and thereby acquire one-half of the equity investment and one-half of the benefits attributed to such investment which would otherwise be UniCo's, and in connection therewith such Blackstone Partner or Partners shall agree to assume one-half of UniCo's, UniCo Parent's, Universal Parent's (and affiliates') future obligations connected with such investment, but the foregoing shall not entitle the Blackstone Partners to participate in any way in any management fees, license fees or any other benefits not arising solely and directly out of the equity investment. If a person or persons other than UniCo, UniCo Parent,
Universal Parent, and any of their affiliates has an equity interest of 15% or more, the nature and amount of the aforementioned benefits in which the
Blackstone Partners do not participate shall be the same as retained by, or granted to, UniCo, UniCo Parent, Universal Parent, and any of their affiliates in the arrangements with such other person or persons, but if UniCo, UniCo
Parent, Universal Parent, or any of their affiliates propose to develop the facility alone, or if the equity interest afforded to the other person or persons, is less than 15%, then, as between the Blackstone Partners, on the one hand, and UniCo Parent or Universal Parent, on the other hand, the benefits in which the Blackstone Partners do not participate shall be the same as under this
Agreement; notwithstanding the foregoing, regardless of the amount of the equity investment of UniCo, UniCo Parent, Universal Parent, and their affiliates, as between UniCo Parent or Universal Parent, on the one hand, and the Blackstone
Partners, on the other hand, UniCo Parent or Universal Parent, as applicable, shall have sole management. For purposes of the preceding provisions, "equity"
includes debt which is convertible into equity at the option of the creditor and includes debt in which the creditor also has a so-called "equity kicker" which is of the type not then being obtained by institutional lenders; and "equity"
also includes the contribution of assets for which UniCo, UniCo Parent,
Universal Parent, and their affiliates are given an immediate credit to their capital account specifically relating to such assets. In the case in which all or a portion of the equity investment of UniCo, UniCo Parent, Universal Parent, and their affiliates is pursuant to the foregoing based upon their contributed assets, if the Blackstone Partners make the election to match specified above, the Blackstone Partners will be required immediately to pay UniCo, UniCo Parent,
Universal Parent, or their affiliates in cash an amount equal to one-half the credit UniCo, UniCo Parent, Universal Parent, or their affiliates would otherwise receive in their capital accounts for contributing such assets. If the
Blackstone Partners make the election specified above, they shall be obligated to make their one-half payment and perform their one-half share of obligation contemporaneously with the time when UniCo, UniCo Parent, Universal Parent or their affiliates are obligated. If the Blackstone Partners do make the aforementioned election, they shall be bound to go forward and perform unless there are any changes in the deal terms and conditions of the transaction prior to the Blackstone Partners' making their investment, in which case the
Blackstone Partners shall be advised of such changes and shall be given 3 business days to confirm or retract its election. Conversely, if the Blackstone
Partners do not timely give notice of their aforementioned election they shall have no further right of any kind to invest or participate in the Similar Theme
Park which was the subject of UniCo's, UniCo Parent's or Universal Parent's notice, except that before UniCo, UniCo Parent, Universal Parent, or their affiliates enters into commitments to go forward with the investment in the
Similar Theme Park upon terms and conditions which change materially to the benefit of the Blackstone Partners when

                                       27

compared to the deal terms and conditions specified in UniCo's, UniCo Parent's or Universal Parent's notice, UniCo, UniCo Parent or Universal Parent shall again give notice of such new terms and conditions and the above provisions of this Section shall become applicable. If the Blackstone Partners do invest in a
Similar Theme Park pursuant to this Section 31, the tradenames and symbols of the Blackstone Partners and their affiliates may be utilized in connection with the particular Similar Theme Park in accordance with Section 2 of this
Agreement.

             32. Confidentiality. Each of the Blackstone Partners, UniCo Parent,
Universal Parent, and their respective affiliates and the Partners shall hold in confidence and not utilize for its or their own benefit any trade secrets or other proprietary information learned from the other or (except as provided in
Section 8 of this Agreement) from the Partnership or any Related Partnership.

             33. Banking: Auditors. The Partnership will maintain its own separate banking facilities and its own credit lines. The procedures for approving and signing Partnership checks (including the identity of the authorized signatories) will be subject to the approval by the Representatives.
The independent auditors for the Partnership will be a national firm selected the Representatives.

             34. Initial Expenses. The fees and costs of counsel of Holding II and Holding I Partners, the fees and costs of Florida and Delaware counsel and any others incurred in connection with the Merger and otherwise in connection with formation of, and setting up of, the Partnership shall be a Partnership expense (except and to the extent incurred in connection with giving advice to one Partner or the other for its personal benefit in which case the Partner receiving the advice shall be responsible for such fees and costs.)

             35. Usury Limitations. Whenever a rate of interest is specified in this Agreement, if and to the extent such rate would be in excess of the highest rate permitted by Florida law under the circumstances (if Florida law would, under the circumstances, limit the rate), the rate shall be reduced to the highest rate so permitted.

             36. Time of the Essence. Time is of the essence of each of the provisions of this Agreement.

             37. Notices. All notices herein provided for shall be in writing and shall be delivered by registered mail (or personally delivered) at the following addresses or at such other addresses as shall be furnished to each other in writing for such purposes:

    To Holding II or                      To the Blackstone Partners and
    Holding I                             UniCo at
                                          the respective address
                                          for the giving of notice
                                          to such entity specified
                                          below

                                       28

    To any of the Blackstone Partners     c/o Blackstone Management Associates
                                          III, L.L.C.
                                          345 Park Avenue
                                          New York, NY 10154
                                          Attn: Howard Lipson
                                          Telecopier: (212)583-5722

    With a Copy To:                       Skadden, Arps, Slate, Meagher & Flom
                                          LLP
                                          Four Times Square
                                          New York, NY 10036
                                          Attn: Allison R. Schneirov, Esq.
                                          Telecopier: (212) 735-2000

    To UniCo                              Universal City Property
    or its respective                     Management II LLC
    Representatives                       c/o Universal Studios
                                          Recreation Group
                                          1000 Universal Studios Plaza
                                          Executive Office Building
                                          Orlando, FL 32819
                                          Attn: President
                                          Telecopier (407) 363-8090

    With A Copy To:                       Universal Studios Recreation Group
                                          100 Universal City Plaza
                                          Universal City, CA 91608
                                          Attn: President, Int'l & Global Business Affairs
                                          Telecopier (818) 866-4545

    With A Copy To:                       Universal Studios, Inc.
                                          as below

    With A Copy To:                       Simpson Thacher & Bartlett
                                          10 Universal City Plaza, Suite 1850
                                          Universal City, CA 91608
                                          Attn: Daniel Clivner, Esq.
                                          Telecopier (818) 755-7009

    To Universal Studios, Inc.            Universal Studios, Inc.
                                          100 Universal City Plaza
                                          Universal City, CA 91608
                                          Attn: General Counsel
                                          Telecopier (818) 866-3444

and shall be simultaneously forwarded by telecopy, telex or some other then customary form of "immediate" transmission. All mailed notices shall be deemed given on the third business day following the date of mailing from a major metropolitan area within the United States.

                                       29

             38. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida (without regard to principles of conflict of laws).

             39. Fiscal Year. The fiscal year of the Partnership shall end on
December 31.

             40. Tax Matters Partner; Tax Elections. Holding II will be the "tax matters partner" for purposes of this Agreement. Holding II agrees to provide promptly to Holding I all material notices and communications Holding II receives in its capacity as tax matters partner. If Holding II is required to make any elections as tax matters partner, such election will be made only with the consent of the Blackstone Partners, which consent will not be unreasonably withheld; without limiting the foregoing, the Blackstone Partners shall be consulted with respect to the choice of methods under Section 704(c) of the
Code. Notwithstanding anything in this Agreement to the contrary, Holding II shall cause the Partnership to file an election under Section 754 of the Code effective for the taxable year of the transfers contemplated by the third recital to this Agreement if so requested by the Blackstone Partners (in their sole and absolute discretion).

             41. Audit Committee. There is hereby established an Audit Committee whose responsibilities shall include reviewing the adequacy of the Partnership's systems of internal controls with the Representatives, the independent auditors and such other persons it deems necessary and making recommendations to the
Representatives on this subject. Unico shall appoint one member of said
Committee and the Blackstone Partners shall appoint one member of said
Committee, which members shall not be senior employees of the Partnership. The employees and officials of the Partnership shall provide such information and render such assistance as may be required from time to time by the Audit
Committee in the course of satisfying the duties assigned to it by this
Agreement or by the Representatives.

             42. Captions. The captions throughout this Agreement are for convenience only and are not to be used in order to interpret or construe this
Agreement.

             43. Fair Construction. It is intended that this Agreement not be construed for or against any Holding II Partner and without regard to which
Holding II Partner initiated the drafting process or proposed or drafted particular language.

             44. No Third Party Beneficiary. No person or entity other than the
Partners, the Blackstone Partners, UniCo Parent and Universal Parent (and their affiliates where applicable) is a third party beneficiary of any of the provisions of this Agreement. To the fullest extent permitted by law, the provisions of this Agreement shall not be construed as conferring any benefit upon any creditor of the Partnership and no Partner shall have any duty or obligation to any creditor of the Partnership to make any contributions to the
Partnership. Those provisions of Section 2, Section 8, Subsection 11(d),
Subsection 13(f), Subsection 13(h), Section 20, and Section 31 for the benefit of UniCo Parent, Universal Parent and/or the Blackstone Partners and/or their respective affiliates as well as this Section 44 may not be amended or modified to their detriment without their consent, but no such consent shall be required from any person or entity which is not a benefited party under the provision being amended or modified. The consent of UniCo Parent or Universal Parent to an amendment or modification shall be deemed the consent of its affiliates unless and to the extent UniCo Parent, Universal Parent, and/or its affiliate has given
Holding II and the Blackstone Partners prior notice that its affiliates will not be deemed bound by UniCo Parent's or Universal Parent's

                                       30

consent, as applicable. The preceding sentence will apply, mutatis mutandis, to the Blackstone Partners and their affiliates.

             45. Only Agreements. This Agreement (together with the partnership agreements of the Related Partnerships and the Partners' Agreement) constitutes the only agreements between the parties and between Universal Parent and the
Blackstone Partners with respect to the subject matter hereof. The parties disclaim any intent to create a partnership or joint venture of any kind or nature which is not reduced to writing and denominated as such.

             46. Successors and Assigns. This Agreement is binding upon, and except to the extent inconsistent with the express terms of this Agreement, inures to the benefit of, the respective successors and assigns of the various signatories.

             47. Recording of UniCo's Rights. Concurrent with UniCo and its affiliates ceasing to have an interest in the Partnership, Holding II or its successor shall execute and cause to be recorded in Orange County, Florida and such other places, if any, specified by UniCo, such instruments as UniCo may in good faith require to give record notice of UniCo's rights under Subsection 8(b)
and Section 20 of this Agreement.

             48. Affiliate Defined. The term "affiliate" means any person, firm, association, corporation, or other entity which, directly or indirectly, is controlled by, is in control of or is under common control with the person, firm, association, corporation, or other entity with reference to which the term
"affiliate" is used. Ownership of 50% or more of the voting or decisional power with respect to any such person, firm, association, corporation, or other entity shall be deemed control, although ownership of less than 50% shall not necessarily negate control. Neither this Partnership nor any of the Related
Partnerships shall be considered an "affiliate" of the Blackstone Partners,
UniCo Parent or Universal Parent or any of their respective affiliates.

             49. Severability. If any provision of this Agreement is invalid or unenforceable, such provision shall be construed and applied so as to give effect, to the extent possible, to the original language and to the intent of the parties; and the invalidity or unenforceability, in whole or in part, of any provision or provisions of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement.

             50. Reports and Access to Information. The Blackstone Partners and
UniCo shall be entitled to receive reports on a daily basis within not more than
2 business days following the day which is the subject of the report setting forth the gross revenues from the Combined Project and each of Project 1 and
Project 2 for the day in question broken down by major categories (such as admission revenues, merchandise sales, and food/beverage sales) and upon request any Holding II Partner shall be entitled to further breakdown and backup material relating to the aforementioned report. The Holding II Partners, and the representatives thereof, shall have access to all books and records of the
Partnership with the right to review them, examine them and make copies thereof, and obtain from the other Holding II Partners, Manager and/or employees of the
Partnership full analysis of all entries therein and the basis for any such entry, and, without derogating from the generality of the foregoing, to cause them to be audited and/or reviewed by its own internal auditing staffs or by a firm of independent certified public accountants. Each Holding II Partner shall bear its own expenses incurred in exercising its rights under the prior sentence and will not, unless good cause appears therefore, exercise such rights more than once a month.

                                       31

             51. Guarantee. The Blackstone Partners and Universal Parent by
agreeing with and approving this Agreement do not constitute themselves partners herein but do agree as an inducement to the amendment of this Partnership
Agreement to fulfill the obligations which each undertakes herein and, in the case of Universal Parent, to guarantee the obligations and performances of its affiliates under Sections 2, 8, 9, 11, 13, 14, 15, 19(b), 19(e), 20, 28 (to the
extent Universal Parent defaults under this Section 51), 31, 32, 40, 41, 51 and
52 of this Agreement to the Blackstone Partners, and, in the case of the
Blackstone Partners, to guarantee the obligations of their affiliates hereunder to UniCo Parent and Universal Parent, but the Blackstone Partners and Universal
Parent do not guarantee by their execution hereof any obligations or undertakings of the Partnership or of any Partner to any third party. If an affiliate of the Blackstone Partners or Universal Parent ceases to be an affiliate, the Blackstone Partners or Universal Parent, as the case may be, will cease to be liable under this Section with respect to omissions or occurrences pertaining to that affiliate taking place after such cessation, but this sentence will only apply to a particular affiliate if such entity's ceasing to be an affiliate of the Blackstone Partners or Universal Parent, as the case may be, is not a breach of this Agreement or of the partnership agreement of any
Related Partnership or of the Partners' Agreement, and nothing herein shall be deemed to relieve the guarantor with respect to any claim based upon any breach of this Agreement occurring prior to the date such cessation occurs:

             52. Limits on Exercise of Rights. The Partners will not exercise any rights under this Agreement or the Partners' Agreement in a manner so as to cause a breach of the Credit Agreement. The Partners and Representatives will act in good faith and cooperate to the end of facilitating the exercise by the other Partner and Representatives of rights under this Agreement in a manner which would avoid a breach of the Credit Agreement.

             53. VUE Ownership of UniCo. This Agreement is effective as of the date first set forth above, regardless of whether USIE has, as of such date, contributed all of its interests in UniCo to VUE. Universal Parent shall notify each of the parties hereto promptly after such contribution is made by USIE to
VUE. If for any reason the contribution by USIE to VUE is not consummated, nothing herein shall be deemed to be a consent to the contribution by USIE of the interests in UniCo to any other entity.

                [THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                       32

             IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the day and year first above written.

                                    UNIVERSAL CITY FLORIDA HOLDING CO. II,
                                    a Florida general partnership

                                    By:   Universal City Property Management II
                                          LLC, a Delaware limited liability
                                          company

                                    By:    /s/ Catherine A. Roth
                                          ---------------------------------
                                    Name:      Catherine A. Roth
                                          ---------------------------------
                                    Title:     Vice President
                                          ---------------------------------

                                    By:   Blackstone UTP Offshore Capital
                                          Partners L.P.

                                          By:   Blackstone Media Management
                                                Associates III, L.L.C.

                                    By:   /s/ Neil P. Simpkins
                                          ---------------------------------
                                    Name:     Neil P. Simpkins
                                          ---------------------------------
                                    Title:    Member
                                          ---------------------------------

                                    By:   Blackstone Family Media Partnership
                                          III L.P.

                                          By:   Blackstone Media Management
                                                Associates III L.L.C.

                                    By:   /s/ Neil Simpkins
                                          ---------------------------------
                                    Name:     Neil Simpkins
                                          ---------------------------------
                                    Title:    Member
                                          ---------------------------------

                                    By:   Blackstone UTP Capital Partners L.P.

                                          By:   Blackstone Media Management
                                          Associates III L.L.C.

                                    By:   /s/ Neil Simpkins
                                          ---------------------------------
                                    Name:     Neil Simpkins
                                          ---------------------------------
                                    Title:    Member
                                          ---------------------------------

                                       33

                                    By:   Blackstone UTP Capital Partners A L.P.

                                          By:   Blackstone Media Management
                                          Associates III L.L.C.

                                    By:   /s/ Neil Simpkins
                                          ---------------------------------
                                    Name:     Neil Simpkins
                                          ---------------------------------
                                    Title:    Member
                                          ---------------------------------

                                    UNIVERSAL CITY FLORIDA HOLDING CO. I,
                                    a Florida general partnership

                                    By:   Universal City Property Management II
                                          LLC, a Delaware  limited liability
                                          company

                                    By:   /s/ Catherine A. Roth
                                          ---------------------------------
                                    Name:     Catherine A. Roth
                                          ---------------------------------
                                    Title:    Vice President
                                          ---------------------------------

                                    By:   Blackstone UTP Offshore Capital
                                          Partners L.P.

                                          By:   Blackstone Media Management
                                          Associates III, L.L.C.

                                    By:   /s/ Neil Simpkins
                                          ---------------------------------
                                    Name:     Neil Simpkins
                                          ---------------------------------
                                    Title:    Member
                                          ---------------------------------

                                    By:   Blackstone Family Media Partnership
                                          III L.P.

                                          By:   Blackstone Media Management
                                          Associates III L.L.C.

                                    By:   /s/ Neil Simpkins
                                          ---------------------------------
                                    Name:     Neil Simpkins
                                          ---------------------------------
                                    Title:    Member
                                          ---------------------------------

                                       34

                                    By:   Blackstone UTP Capital Partners L.P.

                                          By:   Blackstone Media Management
                                          Associates III L.L.C.

                                    By:   /s/ Neil Simpkins
                                          ---------------------------------
                                    Name:     Neil Simpkins
                                          ---------------------------------
                                    Title:    Member
                                          ---------------------------------

                                    By:   Blackstone UTP Capital Partners A L.P.

                                          By:   Blackstone Media Management
                                          Associates III L.L.C.

                                    By:   /s/ Neil Simpkins
                                          ---------------------------------
                                    Name:     Neil Simpkins
                                          ---------------------------------
                                    Title:    Member
                                          ---------------------------------

                                    AGREED AND APPROVED IN ACCORDANCE WITH
                                    SECTION 51 AND THE OTHER PROVISIONS
                                    APPLICABLE TO UNIVERSAL STUDIOS, INC.:

                                    UNIVERSAL STUDIOS, INC.

                                    By:   /s/ Karen Randall
                                          ---------------------------------
                                    Name:     Karen Randall
                                          ---------------------------------
                                    Title:    Executive Vice President
                                          ---------------------------------

                                       35